March 16, 2010

Board of Directors
Global Dynamics Corp.
43 Hakablan Street
Jerusalem, Israel 93874

Re: *Global Dynamics Corp. (the "Company")*

Dear Sirs:

Please be advised that I hereby resign as Officer and Director of **Global Dynamics Corp.**, effective the close of the transaction with Consumer Products Services, LLC on March 16, 2010.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

Sincerely,

/s/ Jacob Schub
Jacob Schub